THE MARCUS CORPORATION REPORTS FOURTH QUARTER AND FISCAL 2013 RESULTS

Comparisons impacted by weaker film slate, additional week last year and unusual items

Milwaukee, Wis., July 25, 2013….. The Marcus Corporation (NYSE: MCS) today reported results for the fourth quarter and fiscal year ended May 30, 2013.

Fourth Quarter Fiscal 2013 Highlights

•	Total revenues for the 13-week fourth quarter of fiscal 2013 were $100,590,000, a 6.7% decrease from revenues of $107,845,000 for the 14-week fourth quarter of fiscal 2012.

•	Operating income was $8,256,000 for the 13-week fourth quarter of fiscal 2013, a 35.7% decrease from operating income of $12,831,000 for the 14-week fourth quarter of fiscal 2012.

•	Net earnings attributable to The Marcus Corporation were $3,475,000 for the 13-week fourth quarter of fiscal 2013, a 48.1% decrease from net earnings attributable to The Marcus Corporation of $6,699,000 for the 14-week fourth quarter of fiscal 2012.

•	Net earnings per diluted common share attributable to The Marcus Corporation were $0.13 for the 13-week fourth quarter of fiscal 2013, a 43.5% decrease from net earnings per diluted common share attributable to The Marcus Corporation of $0.23 for the 14-week fourth quarter of fiscal 2012.

•	Last year’s results benefited from an additional 53rd week of operations (the 14-week quarter) that contributed approximately $7.6 million in revenues, $2.1 million in operating income and $1.1 million, or $0.04 per diluted common share, in net earnings to the fourth quarter and fiscal 2012 results.

•	Last year’s results also benefited from an approximately $700,000 one-time pre-tax gain on sale of securities held for investment purposes, or approximately $0.02 per diluted common share.

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Fiscal 2013 Highlights

•	Total revenues were $412,836,000 for the 52-week fiscal 2013, a 0.3% decrease from revenues of $413,898,000 for the 53-week fiscal 2012.

•	Operating income was $38,204,000 for the 52-week fiscal 2013, a 17.9% decrease from operating income of $46,515,000 for the 53-week fiscal 2012.

•	Net earnings attributable to The Marcus Corporation were $17,506,000 for the 52-week fiscal 2013, a 23.0% decrease from net earnings attributable to The Marcus Corporation of $22,734,000 for the 53-week fiscal 2012.

•	Net earnings per diluted common share attributable to The Marcus Corporation were $0.63 for the 52-week fiscal 2013, a 19.2% decrease from net earnings per diluted common share of $0.78 for the 53-week fiscal 2012.

“A weaker film slate for Marcus Theatres® and the fact that fiscal 2013 was a 52-week year compared to last year’s 53 weeks contributed to our reduced results for the fourth quarter and fiscal 2013. Not surprisingly in the cyclical theatre industry, our business has improved significantly in recent weeks, thanks to a very strong early summer film line-up. Comparative results for Marcus Hotels & Resorts were also negatively impacted by the extra week last year, as well as difficult comparisons at several of our group-oriented hotels. However, just like our theatres, these same group-focused hotels are also off to a good start in the new summer quarter,” said Gregory S. Marcus, president and chief executive officer of The Marcus Corporation.

“Our fiscal 2013 results were also impacted by unusual items totaling $4.8 million, or approximately $0.10 per diluted common share. This includes approximately $3.3 million of costs related to the settlement of lawsuits concerning our Las Vegas property and $1.5 million of impairment charges, primarily in the theatre division. Without the impact of the additional week of operations last year and the unusual items in both years, our earnings per share for fiscal 2013 were essentially even with last year, despite the weaker film slate.”

Marcus Theatres®

“Marcus Theatres had a difficult comparison against last year’s record fourth quarter and full year results. Last year’s fourth quarter included two blockbuster films, The Hunger Games and The Avengers, which ended up being our highest grossing films of the year. Without comparable films, particularly during March and April, and one less week in the quarter, we simply couldn’t match last year’s results,” said Marcus.

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“The top films in the fourth quarter of fiscal 2013 were Iron Man 3 (3D), Oz: The Great and Powerful (3D) and The Croods. (3D),” said Bruce J. Olson, senior vice president of The Marcus Corporation and president of Marcus Theatres. For all of fiscal 2013, the best performing films were The Dark Knight Rises, Iron Man 3 (3D), The Hobbit: An Unexpected Journey (3D), The Twilight Saga: Breaking Dawn – Part 2 and Skyfall.

Olson said the new fiscal year is off to an excellent start, with much stronger film product. “Man of Steel, Monsters University (3D), World War Z (3D) and Despicable Me 2 (3D) have contributed to a great summer so far. Other potential hits opening in the coming weeks include The Wolverine (3D), The Smurfs 2 (3D), 2 Guns (3D), Planes (3D) and Elysium (3D). Our box office revenues at this point in the first quarter are up substantially over the same period last year, illustrating how critical a good film line-up is to our results,” added Olson.

“We continue to invest in our existing properties and expand our successful food and beverage concepts. We opened our fourth Take Five cocktail lounge at the Village Pointe Cinema in Omaha, Neb. in May and our fifth Take Five, which also serves Zaffiro’s pizza, opened at the Point Cinema in Madison, Wis. in July. Our 15th UltraScreen® is under construction at the Gurnee Cinema in Gurnee, Ill. and an extensive renovation of the 20 Grand Cinema in Omaha, Neb. is underway. The remodeling of the 20 Grand includes the addition of a Take Five Lounge, Zaffiro’s Express and premium seating in all auditoriums. The Take Five Lounge concept, with its full-service bar, chef-inspired menu and big-screen TVs, has been such a great addition to our theatres that we plan to add several more locations in fiscal 2014,” said Olson.

Marcus® Hotels & Resorts

“Revenues for Marcus Hotels & Resorts increased 4.0% for the year. Revenue per available room (RevPAR) for comparable company-owned hotels was up 0.6% for the fourth quarter and 3.4% for the full year, driven by higher occupancy and an increase in the average daily rate,” said Marcus.

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“The average daily rate increased for the tenth consecutive quarter and the third straight year. We are pleased with the continued recovery of the lodging industry, however overall rates are still not back to pre-recession levels and group business continues to be challenged,” said Kirk A. Rose, president of Marcus Hotels & Resorts. He noted that in addition to the extra week last year and the Las Vegas legal costs, the division’s fiscal 2013 results were also impacted by expected winter-season losses at its newest hotel, The Cornhusker, A Marriott Hotel, in Lincoln, Neb., while it is being repositioned.

“We are currently overseeing an extensive, multi-million-dollar renovation at The Cornhusker that includes our second Miller Time Pub & Grill restaurant developed in association with world-class brewer MillerCoors. The new restaurant, which is expected to open in August, will feature certified beer experts and creative beer and food pairings, all in a friendly, relaxing environment,” said Rose.

He added that exclusive club lounges at The Pfister Hotel in Milwaukee and the Grand Geneva Resort & Spa in Lake Geneva, Wis. opened during the fourth quarter and have been well-received by guests.

“The summer season has started strong and we expect our Milwaukee hotels to benefit from the city’s many festivals and events, including the Harley-Davidson 110th anniversary celebration on Labor Day weekend. We are continuing our focus on growing the division, including pursuing potential opportunities for additional management contracts, some of which may include small equity investments,” added Rose.

Summary

“In fiscal 2013, we returned capital to shareholders through cash dividends, including a special $1.00 cash dividend in December, and through share repurchases totaling approximately 350,000 shares in the fourth quarter and nearly 2.2 million shares for the year,” said Marcus.

“Our debt-to-total capitalization ratio was 44% at the end of the year and we had $118 million of unused credit lines at year end. We also have a new $225 million credit facility in place and we recently took advantage of historically low interest rates by entering into an agreement to issue $50 million of 4.02% senior notes maturing in 2025. With our strong financial position and available capital, we believe we are well positioned to pursue our growth strategies and to continue our commitment to enhancing long-term shareholder value,” he added.

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Conference Call and Webcast

Marcus Corporation management will host a conference call today, July 25, 2013, at 10:30 a.m. Central/11:30 a.m. Eastern time to discuss the fourth quarter results. Interested parties can listen to the call live on the Internet through the investor relations section of the company’s website: www.marcuscorp.com, or by dialing 1-617-399-5125 and entering the passcode 38492440. Listeners should dial in to the call at least 5 - 10 minutes prior to the start of the call or should go to the website at least 15 minutes prior to the call to download and install any necessary audio software. The call will be available for telephone replay through Thursday, August 1, 2013, by dialing 1-888-286-8010 and entering the passcode 67798334. The Webcast of the conference call will be archived on the company’s website until its next earnings release.

About The Marcus Corporation

Headquartered in Milwaukee, Wisconsin, The Marcus Corporation is a leader in the lodging and entertainment industries, with significant company-owned real estate assets. The Marcus Corporation’s theatre division, Marcus Theatres®, currently owns or manages 686 screens at 55 locations in Wisconsin, Illinois, Iowa, Minnesota, Nebraska, North Dakota and Ohio. The company’s lodging division, Marcus® Hotels & Resorts, owns and/or manages 20 hotels, resorts and other properties in 11 states. For more information, please visit the company’s website at www.marcuscorp.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which may cause results to differ materially from those expected, including, but not limited to, the following: (1) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division, as well as other industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (2) the effects of increasing depreciation expenses, reduced operating profits during major property renovations, and preopening and start-up costs due to the capital intensive nature of our businesses; (3) the effects of adverse economic conditions in our markets, particularly with respect to our hotels and resorts division; (4) the effects of adverse weather conditions, particularly during the winter in the Midwest and in our other markets; (5) the effects on our occupancy and room rates of the relative industry supply of available rooms at comparable lodging facilities in our markets; (6) the effects of competitive conditions in our markets; (7) our ability to identify properties to acquire, develop and/or manage and the continuing availability of funds for such development; and (8) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States or incidents such as the tragedy in a movie theatre in Colorado. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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THE MARCUS CORPORATION

Consolidated Statements of Earnings

(In thousands, except per share data)

	13 Weeks	14 Weeks	52 Weeks	53 Weeks
	Ended	Ended	Ended	Ended
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
	May 30,	May 31,	May 30,	May 31,
	2013	2012	2013	2012
Revenues:
Theatre admissions	$32,424	$37,587	$134,523	$142,103
Rooms	24,543	24,653	99,668	94,890
Theatre concessions	18,172	19,842	73,189	74,478
Food and beverage	13,100	13,550	55,458	54,465
Other revenues	12,351	12,213	49,998	47,962
Total revenues	100,590	107,845	412,836	413,898

Costs and expenses:
Theatre operations	28,271	31,333	115,078	119,009
Rooms	10,056	9,480	38,260	35,896
Theatre concessions	4,884	4,793	19,816	18,447
Food and beverage	10,826	10,402	43,062	41,022
Advertising and marketing	5,481	5,836	23,571	22,551
Administrative	10,378	11,739	45,266	43,825
Depreciation and amortization	8,337	8,416	33,827	34,525
Rent	2,110	2,065	8,418	8,247
Property taxes	3,821	3,347	14,836	13,106
Other operating expenses	7,693	7,603	30,986	30,755
Impairment charge	477	-	1,512	-
Total costs and expenses	92,334	95,014	374,632	367,383

Operating income	8,256	12,831	38,204	46,515

Other income (expense):
Investment income	193	898	494	1,155
Interest expense	(2,454)	(2,298)	(9,309)	(9,272)
Extinguishment of debt	-	-	6,008	-
Gain (loss) on disposition of property, equipment and other assets	23	161	(266)	(759)
Equity earnings (losses) from unconsolidated joint ventures, net	(132)	10	(450)	(200)
	(2,370)	(1,229)	(3,523)	(9,076)

Earnings before income taxes	5,886	11,602	34,681	37,439
Income taxes	2,299	4,903	11,350	14,705
Net earnings	3,587	6,699	23,331	22,734
Net earnings attributable to noncontrolling interests	112	-	5,825	-
Net earnings attributable to The Marcus Corporation	$3,475	$6,699	$17,506	$22,734

Net earnings per common share attributable to The Marcus Corporation - diluted	$0.13	$0.23	$0.63	$0.78

Weighted-average shares outstanding - diluted	27,090	29,143	27,865	29,308

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THE MARCUS CORPORATION

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited)	(Audited)
	May 30,	May 31,
	2013	2012
Assets:

Cash and cash equivalents	$18,053	$12,402
Accounts and notes receivable	8,568	8,467
Refundable income taxes	255	2,950
Deferred income taxes	2,877	2,797
Other current assets	6,384	7,020
Property and equipment, net	625,757	614,645
Other assets	84,802	84,730

Total Assets	$746,696	$733,011

Liabilities and Shareholders' Equity:
Accounts and notes payable	$25,330	$18,945
Taxes other than income taxes	14,000	13,110
Other current liabilities	36,123	37,102
Current portion of capital lease obligation	4,562	4,189
Current maturities of long-term debt	11,193	97,918
Capital lease obligation	28,241	31,489
Long-term debt	231,580	106,276
Deferred income taxes	43,516	44,372
Deferred compensation and other	35,455	35,821
Equity	316,696	343,789

Total Liabilities and Shareholders' Equity	$746,696	$733,011

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THE MARCUS CORPORATION

Business Segment Information

(Unaudited)

(In thousands)

		Hotels/	Corporate
	Theatres	Resorts	Items	Total
13 Weeks Ended May 30, 2013
Revenues	$53,702	$46,726	$162	$100,590
Operating income (loss)	9,881	1,558	(3,183)	8,256
Depreciation and amortization	4,103	4,087	147	8,337

14 Weeks Ended May 31, 2012
Revenues	$60,767	$46,834	$244	$107,845
Operating income (loss)	13,625	2,727	(3,521)	12,831
Depreciation and amortization	4,269	4,021	126	8,416

52 Weeks Ended May 30, 2013
Revenues	$219,533	$192,676	$627	$412,836
Operating income (loss)	40,907	10,662	(13,365)	38,204
Depreciation and amortization	16,753	16,520	554	33,827

53 Weeks Ended May 31, 2012
Revenues	$227,914	$185,177	$807	$413,898
Operating income (loss)	47,065	12,706	(13,256)	46,515
Depreciation and amortization	18,189	15,837	499	34,525

Corporate items include amounts not allocable to the business segments. Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses. Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.

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